As filed with the Securities and Exchange Commission on January 16, 2001
                                                    Registration No.

                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                               __________
                                Form S-3
                         REGISTRATION STATEMENT
                                  UNDER
                       THE SECURITIES ACT OF 1933
                               _____  ___
                               CADIZ INC.
         (Exact name of registrant as specified in its charter)

       Delaware                                              77-0313235
State or jurisdiction of                                  (I.R.S. Employer
incorporation or organization)                          Identification No.)
                         100 Wilshire Boulevard
                               Suite 1600
                   Santa Monica, California 90401-1111
                             (310) 899-4700

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Mr. Stanley E. Speer
                         Chief Financial Officer
                         100 Wilshire Boulevard
                               Suite 1600
                   Santa Monica, California 90401-1111
                             (310) 899-4700

(Name, address, including zip code, and telephone number, including area code, of agent for service)
                             _______________

                      Copies of communications to:
                       HOWARD J. UNTERBERGER, ESQ.
                       CHRISTINA LYCOYANNIS, ESQ.
                            Miller & Holguin
                  1801 Century Park East, Seventh Floor
                      Los Angeles, California 90067
                             (310) 556-1990
                            ________________

    Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: /_/

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
                                             ___
 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/

                     CALCULATION OF REGISTRATION FEE

                                       Proposed     Proposed
                                       Maximum      maximum         Amount
                                       Offering     aggregate       of
Title of each    Amount to be          Price        offering        Registration
class of         registered            per unit     price           fee
securities to
be
Registered
______________   ___________________   ___________  ______________  ____________
Common Stock,
par value $.01   2,667,861 Shares(1)   $9.15625(2)  $24,427,602.28  $ 6,106.90
per share

Warrants for     1,150,000 Warrants(3)
the purchase of
Common Stock

(1) The shares of common stock which may be offered by the selling securityholders pursuant to this registration statement include but are not limited to: (i) up to 1,150,000 shares of common stock issuable upon the exercise of warrants (the "Warrants"); and (ii) up to 975,000 shares of common stock (x) issuable upon the conversion of $5,000,000 principal amount of Series D Convertible Preferred Stock and/or (y) issuable as stock dividends on the Series D Convertible Preferred Stock. In addition to the shares of common stock set forth in the table above, the amount to be registered includes an indeterminate number of additional shares of common stock which may become issuable by virtue of the application of anti-dilution provisions of the Warrants and Series D Convertible Preferred Stock. Such additional shares are covered by this registration statement in accordance with Rule 416 of Regulation C under the Securities Act of 1933.

(2) Estimated solely for the purpose of calculating the registration fee, and based, pursuant to Rule 457(c), on the average of the high and low prices of the Registrant's common stock as reported by Nasdaq for January 10, 2001, which date is within five business days prior to the initial filing date of this registration statement.

(3) No fee for registration of the Warrants is required by virtue of the last sentence of Rule 457(g).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.



Prospectus

              DATED JANUARY 16, 2001 SUBJECT TO COMPLETION

                               CADIZ INC.
            WARRANTS FOR THE PURCHASE OF 1,150,000 SHARES OF
            COMMON STOCK AND COMMON STOCK UNDERLYING WARRANTS
             AND 1,517,861 ADDITIONAL SHARES OF COMMON STOCK

     The selling securityholders are offering and selling warrants to purchase 1,150,000 shares of common stock and the common stock issuable upon the exercise of these warrants, plus an additional 1,517,861 shares of common stock. We do not know when or how the selling securityholders intend to sell their shares or warrants or what the price, terms or conditions of any sales will be. The selling securityholders may sell the shares or warrants directly or through underwriters, dealers or agents, who may receive compensation. The selling securityholders may sell the shares or warrants in privately negotiated transactions and may also sell the shares in market transactions. Cadiz will not receive any proceeds from the sale of the shares or warrants by the selling securityholders. However, Cadiz will receive the exercise price of the warrants if and when they are exercised, unless the warrants are exercised pursuant to a "cashless exercise" provision, as described in the section of this prospectus called "Description of Securities" on page 2.

     The warrants entitle the holders to purchase common stock at a price of either $4.75 or $7.75 per share, except in some cases where these prices may be adjusted. For a more detailed description of the terms of the warrants, please see the section of this prospectus called
"Description of Securities" on page 2.

     Cadiz' common stock is traded on the Nasdaq National Stock Market System under the symbol "CLCI." On January 16, 2001, the last reported sale price of our common stock on Nasdaq was $9.1875.
                               ___________

     AN INVESTMENT IN THESE SECURITIES IS RISKY. YOU SHOULD PURCHASE THESE SECURITIES IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. PLEASE SEE THE RISK FACTORS BEGINNING ON PAGE 4 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF COMMON STOCK OR WARRANTS TO PURCHASE COMMON STOCK.
                               ___________

           NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR
             ANY STATE SECURITIES COMMISSION HAS APPROVED OR
             DISAPPROVED OF THESE SECURITIES OR PASSED UPON
            THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this prospectus is ______________, 2001.


                            TABLE OF CONTENTS
                                                             Page
Notice About Forward Looking Statements. . . . . . . . . . . . .i

About Cadiz and Sun World. . . . . . . . . . . . . . . . . . . .1

Recent Developments. . . . . . . . . . . . . . . . . . . . . . .2

Description of Securities. . . . . . . . . . . . . . . . . . . .2

Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . 4

Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . .9

Sales by Selling Securityholders. . . . . . . . . . . . . . . .10

Plan of Distribution. . . . . . . . . . . . . . . . . . . . . .12

Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . 13

Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

Where You Can Find More Information. . . . . . . . . . . . . . 13


                 NOTICE ABOUT FORWARD-LOOKING STATEMENTS


     Information presented in this prospectus, and in other documents which are incorporated by reference in this prospectus under the section of this prospectus entitled "Where You Can Find More Information," that discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, are forward-looking statements. Forward-looking statements can be identified by the use of words such as "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans," and "proposes." Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. These include, among others, the cautionary statements in the "Risk Factors" section of this prospectus beginning on page 4. These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the "Risk Factors" section and other sections of this prospectus, and other cautionary statements in documents which are incorporated by reference in this prospectus under the section of this prospectus entitled "Where You Can Find More Information."


                        ABOUT CADIZ AND SUN WORLD

     Cadiz's primary businesses consist of water resource management and agricultural operations on both a domestic and international scope. Our assets encompass landholdings with high-quality groundwater resources, prime agricultural properties located throughout central and southern California with secure and reliable water rights, and other contractual water rights. We believe that our access to water will provide us with a competitive edge both as a major agricultural concern and as a supplier of water.

     Our wholly-owned subsidiary, Sun World International, Inc., is one of the largest developers, growers, packers and marketers of proprietary fruits and vegetables in California. Sun World also adds valuable water rights to our existing water resource management operations. We also hold properties that are underlain by excellent groundwater resources with potential for water storage and supply programs, and agricultural, municipal, recreational and industrial development. We expect to utilize our resources to participate in a broad variety of water storage and supply, transfer, exchange and conservation programs with public agencies and other parties.

     We continually seek to develop and manage our water and agricultural resources for their highest and best uses. We also continue to evaluate acquisition opportunities which are complementary to our current portfolio of water and agricultural resources.

     Our principal executive offices are located at 100 Wilshire
Boulevard, Suite 1600, Santa Monica, California 90401-1111 and our telephone number is (310) 899-4700.

                           RECENT DEVELOPMENTS

     On December 28, 2000, we executed final documents in connection with an amendment and extension until January 31, 2002 of our $10.3 million term loan and $15 million revolving credit facility with ING Baring (U.S.) Capital LLC. In connection with the amendment, we agreed to lower to $4.75 the exercise price, subject to adjustment in certain circumstances, of warrants to purchase 825,000 shares of common stock that we had issued to an affiliate of ING Baring prior to the date of the amendment. The terms of all 825,000 warrants were amended and restated in their entirety, and thus replace the previously issued warrants, of which 425,000 were included in a registration statement filed by us on May 19, 1998. We also agreed to amend the terms of the warrants to provide that if the loans are not prepaid on or prior to July 31, 2001 or October 31, 2001, we will be obligated to either make one or more cash payments or grant one or more reductions in the exercise price of the warrants. See the section of this prospectus called "Description of Securities" on page 2 for a more detailed description of the terms of the warrants.

     On December 29, 2000, we issued newly authorized Series D Convertible Preferred Stock for $5,000,000. Concurrently, our wholly-owned subsidiary, Sun World International, Inc., borrowed $5,000,000 pursuant to a two-year unsecured term loan. The proceeds of these financing transactions will be used for general corporate and working capital purposes. We issued the Series D Convertible Preferred Stock to two indirectly affiliated institutional investment funds, OZ Master Fund, Ltd. and OZF Credit Opportunities Master Fund, Ltd. The loan to Sun World was made by the same two funds. As additional consideration in connection with these transactions, Cadiz issued 50,000 shares of common stock and warrants to purchase 325,000 shares of common stock at an exercise price of $7.75 per share, subject to adjustment in certain circumstances. 200,000 of these warrants are exercisable immediately and expire on December 29, 2003. The remaining 125,000 warrants may become exercisable, if at all, at certain times and only if certain conditions occur. See the section of this prospectus called "Description of Securities" on page 2 for a more detailed description of the terms of these warrants.

                        DESCRIPTION OF SECURITIES

     The selling securityholders are selling under this prospectus warrants to purchase up to 1,150,000 shares of common stock, the common stock issuable upon the exercise of these warrants and 1,517,861 additional shares of common stock.

     The description of our common stock is contained in our registration statement filed with the SEC on Form 8-A on May 8, 1984, as amended by reports on Form 8-K filed with the SEC on May 26, 1988, June 2, 1992 and May 18, 1999.

     Of the 1,150,000 warrants covered by this prospectus, 825,000 are being sold by Middenbank Curacao, N.V., an indirect affiliate of one of our lenders, ING Baring (U.S.) Capital LLC. These 825,000 warrants are exercisable immediately at an exercise price of $4.75 per share, subject to adjustment as described below. The warrants expire on the following dates:

              Number of Warrants        Expiration Date

                    75,000                 04/30/03
                   100,000                 04/05/04
                   150,000                 10/31/04
                    50,000                 04/30/05
                   100,000                 10/31/05
                   200,000                 11/25/04
                   112,500                 04/13/05
                    37,500                 05/08/05
                 _________
                   825,000                 TOTAL
                   =======


  The exercise price and number of shares of common stock which may be purchased upon exercise of the warrants are subject to certain "anti-dilution" adjustments in the event of any:

     * Common stock dividend or other distribution to holders of common stock of additional shares of common stock;

     *    Subdivision, reclassification or combination of common stock;

     * Issuance to all holders of common stock of rights to purchase shares of common stock at a price less than the market price of the common stock;

     * Distribution to all holders of common stock of any assets, indebtedness or rights or warrants;

     * Issuance of common stock at a price less than the market price of the common stock; or

     * Issuance of securities convertible into or exchangeable for shares of common stock at a price less than the market price of the common stock.

     The exercise price of the warrants may also be adjusted if we do not prepay all of our current outstanding loans to ING Baring on or prior to July 31, 2001 or October 31, 2001. Specifically, if we fail to prepay the loans by July 31, 2001, we will be obligated on the following day either to pay $600,000 in cash to ING Baring or reduce the exercise price of the warrants by one dollar. If we fail to prepay the loans by October 31, 2001, we will be obligated on the following day to make an additional cash payment of $600,000 to ING Baring or reduce the exercise price of the warrants by an additional one dollar.

     The remaining 325,000 warrants covered by this prospectus are held by OZ Master Fund, Ltd. or OZF Credit Opportunities Master Fund, Ltd. The exercise price of these warrants is $7.75 per share, subject to adjustment as described below. 200,000 of these warrants are exercisable immediately and expire on December 29, 2003. The remaining 125,000 warrants are exercisable at certain times and only if certain conditions occur. 50,000 of these warrants will become exercisable only if we elect to convert our Series D Convertible Preferred Stock into common stock on or prior to December 29, 2001 and the conditions for conversion as set forth in the terms governing our Series D Convertible Preferred Stock are satisfied, including the condition that the closing price for our common stock for any thirty consecutive trading day period ending not more than five trading days prior to submission of a notice of conversion has exceeded $12.00. If we elect to convert our Series D Convertible Preferred Stock, then the 50,000 warrants will be exercisable for a period of three years from the date of conversion. The remaining 75,000 warrants will become exercisable only if our subsidiary, Sun World, does not repay its $5,000,000 loan from the OZ and OZF funds in full on or before December 31, 2001. If Sun World does not repay these loans on or before December 31, 2001, then these 75,000 warrants will become exercisable on December 31, 2001 and will expire on December 31, 2004. The exercise price and number of shares of common stock which may be purchased upon exercise of any of the warrants held by the OZ and OZF funds are subject to certain "anti-dilution" adjustments which are similar to the anti-dilution adjustments described above in connection with the warrants held by Middenbank Curacao, N.V., except that certain anti-dilutive provisions of the OZ and OZF warrants are triggered by the issuance of securities at a price below the exercise price of these warrants, while the comparable anti-dilutive provisions of the Middenbank Curacao warrants are triggered by the issuance of securities at a price below the market price of our common stock. In addition, if the registration statement of which this prospectus forms a part is not declared effective by the SEC on or prior to April 30, 2001, then Cadiz is obligated to reduce the exercise price of the 325,000 warrants held by the OZ and OZF funds by twenty-five cents ($0.25) and will be further obligated to reduce the exercise price by an additional twenty-five cents ($0.25) for each subsequent 30-day period during which the registration statement is not declared effective. However, the exercise price of the warrants will never be less than zero.

     Each of the warrants covered by this prospectus contains a "cashless exercise" provision. This provision allows the warrant holder to pay the exercise price of the warrant by accepting a number of shares of common stock equal to the number of shares of common stock appearing on the face of the warrant multiplied by a fraction, the numerator of which is the excess of the current market price of the common stock over the exercise price of the warrant, and the denominator of which is the current market price of the common stock.

                              RISK FACTORS

     An investment in shares of Cadiz common stock or warrants to purchase shares of Cadiz common stock involves a high degree of risk. You should carefully consider the following factors as well as the other information contained and incorporated by reference in this prospectus before deciding to invest.

     WE HAVE A HISTORY OF OPERATING LOSSES. Our company has a history of losses. Our net losses were approximately $8.5 million for the fiscal year ended December 31, 1997, approximately $7.5 million for the fiscal year ended December 31, 1998 and approximately $8.6 million for the fiscal year ended December 31, 1999. We had accumulated deficits of approximately $70.8 million at December 31, 1997, approximately $78.3 million at December 31, 1998 and approximately $86.9 million at December 31, 1999. Until such time, if ever, as we generate significant revenues from our water development projects, our consolidated results of operations will be largely dependent upon the results of our agricultural operations as conducted through our Sun World subsidiary. We cannot predict what effect the operations of Sun World will have on our overall business operations in the next several years.

     OUR BUSINESS IS SUBJECT TO RISKS INHERENT IN AGRICULTURAL OPERATIONS. As a result, we cannot assure you that our agricultural operations will be commercially profitable. Numerous factors can affect the price, yield and marketability of our crops. Crop prices may vary greatly from year to year as a result of the relationship between production and market demand. For example, the production of a particular crop in excess of demand in any particular year will depress market prices, and inflationary factors and other unforeseeable economic changes may also, at the same time, increase our operating costs. There are also other factors outside of our control that could adversely affect our agricultural operations. These include adverse weather conditions, insects, blight or other diseases, labor boycotts or strikes and shortages of competent laborers. Our operations may also be adversely affected by changes in governmental policies and industry production levels.

     WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR WATER DEVELOPMENT PROJECTS. We anticipate that we will continue to incur operating losses from our non-agricultural operations until we receive significant revenues from the implementation of our water development projects, including the Cadiz Groundwater Storage and Dry-Year Supply Program. Under the proposed terms of the Program, during wet years, the Metropolitan Water District of Southern California will store surplus Colorado River water in the aquifer system underlying our property and during dry years, the stored water, together with indigenous ground water, will be extracted and delivered via a conveyance pipeline to Metropolitan's service area. The completion and profitability of our water development projects are dependent upon a number of factors, including our ability to:

     * Reach agreement with various public water agencies on the final terms of our water storage and supply programs, including agreement with the Metropolitan Water District of Southern
     California on the final terms of the Cadiz Groundwater Storage and Dry-Year Supply Program;

     * Secure additional financing, as described below under the risk factor entitled, "We may not be able to secure the additional financing which we need in order to implement our water development projects";

    *  Obtain all necessary regulatory approvals and permits; and

    *  Complete the required environmental review process.

     Other factors which may affect the feasibility of our water supply projects include:

     * Unforeseen technical difficulties which could result in construction delays;

     *  Cost increases;

     *  Hydrologic risks of variable water supplies;

     * Risks presented by allocations of water under existing and prospective priorities; and

     *    Risks of adverse changes to or interpretations of U.S.
     federal, state and local laws, regulations and policies.

     Groundwater development, and the export of surplus groundwater for sale to single entities such as public water agencies, are not subject to regulation by existing statutes, other than general environmental statutes applicable to all development projects. We expect that we will obtain the required federal and local environmental regulatory approvals of the Cadiz Groundwater Storage and Dry-Year Supply Program during the spring of 2001. We anticipate that the program will be operational within 18 months after we obtain these environmental approvals.
However, we cannot assure you that we will be successful in obtaining the necessary environmental approvals, or that even if we obtain these approvals, that we will be successful in implementing the Cadiz Groundwater Storage and Dry-Year Supply Program. Nor can we assure you that we will be able to receive regulatory approvals for, or successfully implement, any of our other water development projects.

     WE MAY NOT BE ABLE TO SERVICE OUR SUBSTANTIAL INDEBTEDNESS, WHICH MAY RESULT IN A LOSS OF YOUR INVESTMENT IN CADIZ. As of December 31, 2000, Cadiz has approximately $10.3 million of indebtedness outstanding under a term loan and approximately $15 million of indebtedness outstanding under a revolving credit facility. Both of these loans mature on January 31, 2002. Sun World's primary indebtedness includes $115 million outstanding 11-1/4% First Mortgage Notes due April 15, 2004, $5 million of indebtedness under an unsecured term loan and any borrowings it may have at any given time under a $30 million revolving credit facility to meet its significant seasonal working capital needs. As of December 31, 2000, Sun World did not have any indebtedness outstanding under this revolving facility; however, it may make borrowings under this facility in the future. We cannot assure you that we will be able to generate sufficient cash flow to service our indebtedness. The Cadiz indebtedness is secured by substantially all of our non-Sun World assets. The Sun World notes are secured by a first lien on substantially all of the assets of Sun World and its subsidiaries, other than growing crops, crop inventories and accounts receivable, which secure the Sun World revolving credit facility. The Sun World notes are also secured by the stock of Sun World held by Cadiz. If we cannot generate sufficient cash flow to service our indebtedness, or otherwise fail to comply with the covenants of agreements governing our indebtedness, we may default on our obligations. A default on one or more of our loans may result in a loss of our investment in Sun World or a loss of your investment in Cadiz.

     OUR EXISTING CREDIT FACILITIES MAY NOT BE SUFFICIENT TO MEET OUR SEASONAL REQUIREMENTS AND WE MAY NOT BE ABLE TO SECURE ADDITIONAL FINANCING TO MEET OUR WORKING CAPITAL NEEDS. Sun World is depending upon a $30 million revolving credit facility and a $5 million unsecured term loan to meet its significant seasonal working capital needs. We anticipate that we will be able to renew the Sun World revolving credit facility, which currently expires in February 2001, and that credit available under the Sun World revolving credit facility, along with intercompany loans, will be sufficient to meet Sun World's current seasonal requirements. However, we cannot assure you that we will be successful in renewing the facility, or that if our current lender does not renew the facility or the facility is not sufficient to fund our working capital needs, that we will be able to obtain credit elsewhere. New lenders may be reluctant to extend additional financing due to the substantial amount of our existing indebtedness and the restrictive terms governing this indebtedness. Therefore, we cannot assure you that we will be able to continue to obtain sufficient funding for our working capital, capital expenditures, acquisitions, and other corporate purposes. See also the risk factor below entitled, "We may not be able to secure the additional financing which we need in order to implement our water development projects."

     WE MAY NOT BE ABLE TO SECURE THE ADDITIONAL FINANCING WHICH WE NEED IN ORDER TO IMPLEMENT OUR WATER DEVELOPMENT PROJECTS. As we continue to pursue our business strategy, we may require additional financing in connection with our water development projects. Under currently negotiated terms, Cadiz and the Metropolitan Water District of Southern California will equally share the responsibility for funding the design, construction and implementation costs of the capital facilities for the Cadiz Groundwater Storage and Dry-Year Supply Program. We are analyzing several alternatives for funding our share of the estimated $125 million to $150 million cost of the program capital facilities. These funding alternatives include:

          *    long-term financing arrangements; and

          * utilization of monies which we will receive from Metropolitan for its initial purchase of indigenous groundwater or storage rights.

We believe that several alternative long-term financing arrangements are available. However, we cannot assure you that we will be successful in obtaining long-term financing to implement the Cadiz Groundwater Storage and Dry-Year Supply Program or any of our other water development projects.

     OUR ABILITY TO RECEIVE DIVIDENDS FROM SUN WORLD IS RESTRICTED. Our ability to receive distributions from Sun World's cash flow is restricted by a series of covenants in the indenture governing the Sun World's $115 million of 11-1/4% First Mortgage Notes due April 15, 2004. These covenants do not allow for the payment of dividends unless various financial tests and ratios are met.

     SUN WORLD'S AGRICULTURAL OPERATIONS ARE AFFECTED BY GENERAL SEASONAL TRENDS THAT ARE CHARACTERISTIC OF THE AGRICULTURAL INDUSTRY. Sun World has historically received the majority of its net income during the months of June to October following the harvest and sale of its table grape and tree fruit crops. Due to this concentrated activity, Sun World has historically incurred a loss with respect to its agricultural operations in the other months during the year.

     OUR FAILURE TO MAINTAIN COMPLIANCE WITH ENVIRONMENTAL AND OTHER SAFETY REGULATIONS COULD CAUSE A DECLINE IN THE VALUE OF OUR PROPERTIES AND HURT THE PROFITS OF OUR AGRICULTURAL OPERATIONS. Our agricultural operations are subject to a broad range of evolving federal, state and local environmental laws and regulations. These regulations govern how we handle, store, transport and dispense products identified as hazardous materials which are generated in the normal course of our agricultural operations. If we do not properly comply with environmental regulations governing the handling of our hazardous materials, we may be subject to liability for the cleanup of these substances. The costs of cleanup may be substantial. Our failure to comply with these environmental regulations may also cause a decline in the value of our properties.

     Our agricultural operations are also subject to regulations enforced by the U.S. Food and Drug Administration, the U.S. Department of Agriculture and other federal, state, local and foreign environmental and health authorities. These regulations establish standards for the safety of food products. If we violate these regulations, we may be prevented from selling our agricultural products and become exposed to potential tort liability. These events could have a material adverse effect on the marketing of our agricultural products and on our agricultural business, financial condition and results of operations.

     ENVIRONMENTAL REGULATIONS GOVERNING WATER QUALITY MAY AFFECT THE PRICE AND TERMS UPON WHICH WE SELL OUR SURPLUS WATER OR WATER RIGHTS. Both the U.S. Environmental Protection Agency and the California Department of Health Services promulgate regulations governing water quality standards and maximum contaminant levels. We believe that our water meets current standards; however, changes in standards for certain contaminants, such as arsenic and chromium-6, are possible. These regulations affect water agencies that supply water directly to consumers. Since we do not intend to supply water directly to consumers, these regulations do not directly affect us. However, these regulations affect agencies that may buy or lease water from us. Therefore, we may not be able to sell our surplus water or water rights at optimal prices unless we are able to comply with these water safety regulations.

     WE OPERATE IN HIGHLY COMPETITIVE INDUSTRIES, AND OUR FAILURE TO COMPETE EFFECTIVELY COULD HURT OUR PROFITS. Our continued profitability depends on our ability to meet competition. Our industries are competitive in several ways:

     * The agricultural business is characterized by a limited number of large international food companies, as well as a large number of smaller independent growers and grower cooperatives, including numerous growers from Mexico. No single competitor has a dominant market share in the agricultural industry due to the regionalized nature of these businesses. If we are unable to meet our competitors' prices, our sales could be reduced. In order to compete effectively, we emphasize recognition of our trademarked brands and association of these brands with high quality food products. We also maximize our competitive position by focusing on customer service and consumer marketing programs, as well as harvesting our agricultural products at optimal selling times. However, we cannot assure you that these methods will enable us to continue to compete in a cost-efficient manner.

     * We face competition in the development of water resources associated with our properties from several competitors, some of which have significantly greater resources than we do. Since California has scarce water resources and an increasing demand for available water, we believe that price and reliability of delivery are the principal competitive factors affecting transfers of water in California. Therefore, we may not be able to price our water on a competitive basis unless we develop cost-effective methods of constructing and maintaining delivery systems for our surplus water. We cannot assure you that we will be successful in developing these methods.

     OUR CHARTER DOCUMENTS CONTAIN CERTAIN ANTI-TAKEOVER PROVISIONS AND WE HAVE A RIGHTS PLAN. Our Certificate of Incorporation and Bylaws contain provisions that may make it more difficult for a third party to acquire or make a bid for us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. In addition, shares of our preferred stock may be issued in the future without further stockholder approval and upon such terms and conditions and having such rights, privileges and preferences, as the Board of Directors may determine. We have recently issued, without stockholder approval, 5,000 shares of Series D convertible preferred stock. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of the Series D convertible preferred stock and the rights of any holders of preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. In addition, we have adopted a shareholder rights plan that, along with certain provisions of our Certificate of Incorporation, may have the effect of discouraging certain transactions involving a change of control of our company.

     THE EXERCISE OF OUR CONVERTIBLE SECURITIES MAY DILUTE OUR EARNINGS PER SHARE. The issuance of shares of our common stock upon exercise of outstanding options and warrants and conversion of outstanding preferred stock may have certain dilutive effects, including dilution of our earnings per share.

     THE SALE OF THE SHARES COVERED BY THIS PROSPECTUS MAY CAUSE DOWNWARD PRESSURE ON OUR COMMON STOCK. Although some of the shares of common stock registered for resale under this prospectus underlie previously issued and registered warrants which were amended, as described in the section of this prospectus called "Recent Developments" on page 2, the registration for resale of common stock under this prospectus nonetheless significantly increases the number of outstanding shares of our common stock eligible for resale. The sale, or availability for sale, of these shares could cause decreases in the market price of our common stock, particularly in the event that a large number of shares were sold in the public market over a short period of time.

     WE HAVE NOT PAID DIVIDENDS ON OUR COMMON STOCK. To date, we have never paid a cash dividend on common stock, and our ability to pay such dividends is subject to certain covenants pursuant to agreements with our lenders.

                             USE OF PROCEEDS

     We will not receive any proceeds from the sale by the selling securityholders of our common stock or warrants to purchase common stock. However, we will receive an amount equal to the exercise price of the warrants if and when any of these warrants are exercised, unless a selling securityholder exercises its warrants pursuant to a "cashless exercise" provision. This provision allows the securityholder to pay the exercise price of the warrant by accepting a number of shares of common stock equal to the number of shares of common stock appearing on the face of the warrant multiplied by a fraction, the numerator of which is the excess of the current market price of the common stock over the exercise price of the warrant, and the denominator of which is the current market price of the common stock. We intend to use the net proceeds, if any, from the exercise of the warrants for working capital and general corporate purposes. Temporarily, we may invest the net proceeds from the exercise of the warrants, if any, in high grade short term interest bearing investments.

                    SALES BY SELLING SECURITYHOLDERS

     The selling securityholders are offering warrants to purchase up to 1,150,000 shares of Cadiz common stock and the common stock issuable upon the exercise of these warrants, plus an additional 1,517,861 shares of Cadiz common stock. The following table sets forth as of the date of the prospectus, the name of the selling securityholders, the number of shares of common stock and warrants to purchase common stock that the selling securityholders beneficially own as of January 9, 2001, the number of shares of common stock and warrants to purchase common stock beneficially owned by the securityholders that may be offered for sale from time to time by this prospectus and the number of shares and percentage of common stock and warrants to purchase common stock to be held by the selling securityholders assuming the sale of all the common stock and warrants to purchase common stock offered by this prospectus.

     As of December 31, 2000, we are indebted in the approximate amount of $25 million to ING Baring (U.S.) Capital LLC, an indirect affiliate of Middenbank Curacao, N.V., one of the selling securityholders named in this prospectus. This indebtedness consists of borrowings under a term loan in the approximate amount of $10 million and a $15 million revolving credit facility. Both the term loan and the revolving credit facility mature on January 31, 2002. As of December 31, 2000, we are also indebted in the amount of $5 million to OZ Master Fund, Ltd. and OZF Credit Opportunities Master Fund, Ltd., two other selling securityholders. These two funds, together, also own 5,000 shares of our Series D convertible preferred stock, with an initial liquidation value of $5,000,000. See the section of this prospectus called "Recent Developments" on page 2. We have been informed by the two funds that each is a holder of some of Sun World's $115 million 11-1/4% First Mortgage Notes due April 15, 2004.

     Except as indicated above, none of the selling securityholders has held any position or office or had a material relationship with Cadiz or any of its affiliates within the past three years other than as a result of the ownership of Cadiz common stock. Cadiz may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

                      Securities
                      Beneficially  		Securities    Percentage
Name of               Owned Prior   Securities  Beneficially  Ownership
Selling               to            Offered     Owned After   After
Securityholder        Offering(1)   For Sale    Offering(2)   Offering
____________________  _____________ ___________  ___________  __________
                                                              (3)
Middenbank Curacao,   1,847,961     1,317,861(4)  530,100     1.5%
N.V.
OZ Master Fund, Ltd.  0             1,215,000(5)  0           *
OZF Credit            0               135,000(6)  0           *
Opportunities Master
Fund, Ltd.

___________________________

* Less than 1%.

(1) Except as otherwise noted herein, the number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned.

(2)  Assumes the sale of all shares of common stock offered hereby.

(3) Based upon 35,674,674 shares of common stock outstanding as of January 9, 2001.

(4) The securities sold by the selling securityholder under this prospectus include: (i) 111,864 shares of common stock issued to the selling securityholder in lieu of a cash payment in respect of interest owing on Cadiz's loans outstanding from ING Baring (U.S.) Capital LLC, an affiliate of the selling securityholder; (ii) up to 350,000 additional shares of common stock which may be issued in the future by Cadiz to the selling securityholder in lieu of cash payments in respect of interest owing on Cadiz's loans outstanding from ING Baring; (iii) 30,997 shares of common stock held by the selling securityholder as a result of the exercise of warrants; and (iv) warrants to purchase 825,000 shares of common stock and the common stock issuable upon the exercise of such warrants. The 825,000 warrants are immediately exercisable at an exercise price of $4.75 per share (subject to adjustment in certain circumstances as described in the section of this prospectus called "Description of Securities" on page 2) and expire on the following dates: April 30, 2003 (with respect to 75,000 warrants); April 5, 2004 (with respect to 100,000 warrants); October 31, 2004 (with respect to 150,000 warrants); April 30, 2005 (with respect to 50,000 warrants); October 31, 2005 (with respect to 100,000 warrants); November 25, 2004 (with respect to 200,000 warrants); April 13, 2005 (with respect to 112,500 warrants); and May 8, 2005 (with respect to 37,500 warrants).

(5) The securities sold by the selling securityholder under this prospectus include: (i) 45,000 shares of common stock; (ii) up to 877,500 shares of common stock issuable (x) upon the conversion of 4,500 shares of Series D Convertible Preferred Stock held by the selling securityholder and/or (y) in lieu of cash as dividends on 4,500 shares of Series D Convertible Preferred Stock held by the selling securityholder; and (iii) warrants to purchase 292,500 shares of common stock and the common stock issuable upon the exercise of such warrants. Of the 292,500 warrants, 180,000 are exercisable immediately at an exercise price of $7.75 per share (subject to adjustment in certain circumstances as described in the section of this prospectus called "Description of Securities" on page 2) and expire on December 29, 2003; 67,500 are exercisable at an exercise price of $7.75 during the period from December 31, 2001 to December 31, 2004, but only if Cadiz does not repay in full a $4,500,000 loan outstanding from the selling securityholder on or prior to December 31, 2001; and 45,000 are exercisable at an exercise price of $7.75 during a period of three years from the date Cadiz elects to convert all of its outstanding shares of Series D Convertible Preferred Stock into common stock, but only if Cadiz elects to make such conversion on or prior to December 31, 2001 and the conditions for conversion as set forth in the terms governing the Series D Convertible Preferred Stock are satisfied, including the condition that the closing price for Cadiz's common stock for any thirty consecutive trading day period ending not more than five trading days prior to submission of a notice of conversion has exceeded $12.00.

(6) The securities sold by the selling securityholder under this prospectus include: (i) 5,000 shares of common stock; (ii) up to 97,500 shares of common stock issuable (x) upon the conversion of 500 shares of Series D Convertible Preferred Stock held by the selling securityholder and/or (y) in lieu of cash as dividends on 500 shares of Series D Convertible Preferred Stock held by the selling securityholder; and (iii) warrants to purchase 32,500 shares of common stock and the common stock issuable upon the exercise of such warrants. Of the 32,500 warrants, 20,000 are exercisable immediately at an exercise price of $7.75 per share (subject to adjustment in certain circumstances as described in the section of this prospectus called "Description of Securities" on page 2) and expire on December 29, 2003; 7,500 are exercisable at an exercise price of $7.75 during the period from December 31, 2001 to December 31, 2004, but only if Cadiz does not repay in full a $500,000 loan outstanding from the selling securityholder on or prior to December 31, 2001; and 5,000 are exercisable at an exercise price of $7.75 during a period of three years from the date Cadiz elects to convert all of its outstanding shares of Series D Convertible Preferred Stock into common stock, but only if Cadiz elects to make such conversion on or prior to December 31, 2001 and the conditions for conversion as set forth in the terms governing the Series D Convertible Preferred Stock are satisfied, including the condition that the closing price for Cadiz's common stock for any thirty consecutive trading day period ending not more than five trading days prior to submission of a notice of conversion has exceeded $12.00.

                          PLAN OF DISTRIBUTION

     The shares of common stock and warrants to purchase common stock offered by this prospectus will be offered and sold by the selling securityholders named in this prospectus, by their donees or transferees, or by their other successors in interest. Cadiz has agreed to bear the expenses of the registration of the shares and warrants, including legal and accounting fees, other than fees of counsel, if any, retained individually by the selling securityholders, and any discounts or commissions payable with respect to sales of the shares and warrants.

     The selling securityholders from time to time may offer and sell the shares in transactions in the Nasdaq over-the-counter market at market prices prevailing at the time of sale. The selling securityholders from time to time may also offer and sell the shares or warrants in private transactions at negotiated prices. The selling securityholders may sell their shares and warrants directly or to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both. Such compensation may be in excess of customary commissions.

     From time to time, the selling securityholders may pledge or grant a security interest in some or all of the shares or warrants which they own. If a selling securityholder defaults in performance of its secured obligations, the pledgees or secured parties may offer and sell the shares or warrants from time to time by this prospectus (except, in some cases, if the pledgees or secured parties are broker-dealers or are affiliated with broker-dealers). The selling securityholders also may transfer and donate shares or warrants in other circumstances. Transferees and donees may also offer and sell the shares or warrants from time to time by this prospectus (except, in some cases, if the transferees or donees are broker-dealers or are affiliated with broker-dealers). The number of shares beneficially owned by a selling securityholder will decrease as and when the selling securityholder transfers or donates its shares or warrants or defaults in performing obligations secured by its shares or warrants. The plan of distribution for the shares and warrants offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be selling securityholders for purposes of this prospectus. If we are notified that a donee, pledgee or other successor in interest of a selling securityholder intends to sell more than 500 shares of our common stock, we will file a supplement to this prospectus which includes all of the information required to be disclosed by Item 507 of Regulation S-K. Further, Cadiz will file a post-effective amendment to this registration statement upon any change in the plan of distribution.

     The selling securityholders and any broker-dealers acting in connection with the sale of the shares or warrants covered by this prospectus may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of the shares or warrants as principals may be deemed to be underwriting compensation under the Securities Act of 1933.

     Cadiz has agreed to indemnify the selling securityholders against liabilities they may incur as a result of any untrue statement or alleged untrue statement of a material fact in the registration statement of which this prospectus forms a part, or any omission or alleged omission in this prospectus or the registration statement to state a material fact necessary in order to make the statements made not misleading. This indemnification includes liabilities that the selling securityholders may incur under the Securities Act of 1933. Cadiz does not have to give such indemnification if the untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to Cadiz by the selling securityholders for use in this prospectus or the registration statement.

     Cadiz has advised the selling securityholders of the requirement for delivery of this prospectus in connection with any sale of the shares. Cadiz has also advised the selling securityholder of the relevant cooling off period specified by Regulation M and restrictions upon the selling securityholders' bidding for or purchasing securities of Cadiz during the distribution of shares.

TRANSFER AGENT

     The transfer agent for our common stock is Continental Stock
Transfer & Trust Company, New York, New York.

                              LEGAL MATTERS

     Certain legal matters in connection with the issuance of the securities offered hereby will be passed upon for Cadiz by Miller & Holguin, attorneys at law, Los Angeles, California.

                                 EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Cadiz Inc. for the year ended December 31, 1999 and the financial statements incorporated in this prospectus by reference to its Report on Form 8-K dated
January 16, 2001, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy and information statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 5th Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330.

     The SEC allows us to "incorporate by reference" the information we file with them. This prospectus incorporates important business and financial information about Cadiz which is not included in or delivered with this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference the following documents:

      *    our Annual Report on Form 10-K for the year ended
      December 31, 1999 as filed on March 29, 2000;

      * our report on Form 10-Q for the quarter ended March 31, 2000 as filed on May 15, 2000;

      * our report on Form 10-Q for the quarter ended June 30, 2000 as filed on August 15, 2000;

      * our report on Form 10-Q for the quarter ended September 30, 2000 as filed on November 14, 2000;

      * our Proxy Statement filed on March 29, 2000 in connection with our Annual Meeting of Stockholders held on May 15, 2000;

      * our report on Form 8-K dated December 28, 2000 as filed on January 3, 2001;

      * our report on Form 8-K dated January 8, 2001 as filed on January 8, 2001;

	* our report on From 8-K dated January 16, 2001 as filed on January 16, 2001;

      * the description of our class of common stock as set forth in our registration statement filed on Form 8-A under the Exchange Act on May 8, 1984, as amended by reports on Form 8-K filed on May 26, 1988, June 2, 1992 and May 10, 1999; and

      * future filings we make with the SEC under Sections 13(a), (13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares offered by the selling shareholders have been sold.

     You may obtain a copy of these filings, without charge, by writing or calling us at:

                               Cadiz Inc.
                   100 Wilshire Boulevard, Suite 1600
                   Santa Monica, California 90401-1111
                    Attention:  Mr. Stanley E. Speer
                             (310) 899-4700

     If you would like to request these filings from us, please do so at least five business days before you have to make an investment decision.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than on the front of those documents.

                                 PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Registrant estimates that expenses in connection with the distribution described in this Registration Statement will be as shown below. All expenses incurred with respect to the distribution, except for fees of counsel, if any, retained individually by the selling shareholders and any discounts or commissions payable with respect to sales of the shares, will be paid by Cadiz. See "Plan of Distribution."

     SEC registration fee               $  6,106.90
     Printing expenses                            0
     Accounting fees and expenses          3,500.00
     Legal fees and expenses              20,000.00
     Miscellaneous                                0
                                        ___________
     Total                              $ 29,606.90
                                        ===========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits Cadiz's Board of Directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of Cadiz, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     Our Bylaws provide for mandatory indemnification of directors and officers of the Company, and those serving at the request of Cadiz as directors, officers, employees, or agents of other entities (collectively, "Agents"), to the maximum extent permitted by law. The Bylaws provide that such indemnification shall be a contract right between each Agent and Cadiz.

     The subscription agreements between the company and the purchasers (the "Purchasers") of certain of the securities registered for resale hereunder provide that Cadiz shall indemnify the Purchasers under certain circumstances and the Purchasers shall indemnify Cadiz and controlling persons of the Company under certain circumstances, including indemnification for liabilities arising under the Act. Certain of the warrants registered hereunder also include similar indemnification provisions.

     Cadiz's Certificate of Incorporation provides that a director of the company shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Cadiz or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Cadiz also has purchased a liability insurance policy which insures its directors and officers against certain liabilities, including liabilities under the Act.

ITEM 16. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

     The following exhibits are filed or incorporated by reference as part of this Registration Statement.

  3.1  Certificate of Incorporation of the Company, as amended(2)

  3.2  Amendment to Certificate of Incorporation dated November 12,
       1996(3)

  3.3  Amendment to Certificate of Incorporation dated September 1,
       1998(12)

  3.4  Amended and Restated Certificate of Incorporation of Sun
       World, Inc.(9)

  3.5 Certificate of Merger of Sun World International, Inc. into Sun World, Inc.(9)

  3.6  Agreement and Plan of Merger of Sun World, Inc. and Sun
       World International, Inc.(9)

  3.7  Amended and Restated Bylaws of Sun World International, Inc.(9)

  3.8  Bylaws of the Company, as amended (13)

  4.1 Specimen Form of Stock Certificate for the Company's registered stock(12)

  4.2  Certificate of Designations of 6% Convertible Series A
       Preferred Stock(1)

  4.3  Certificate of Designations of 6% Convertible Series B
       Preferred Stock(4)

  4.4  Certificate of Designations of 6% Convertible Series C
       Preferred Stock(1)

  4.5 Certificate of Designations of Series A Junior Participating Preferred Stock(14)

  4.6 Certificate of Designations of Series D Preferred Stock dated December 28, 2000(15)

  4.7 Certificate of Correction Filed to Correct the Certificate of Designations of Series D Preferred Stock of Cadiz Inc. dated December 28, 2000(15)

  4.8 Form of Warrant to Purchase Common Stock of Cadiz Inc. (Initial Warrant - A) issued to OZ Master Fund, Ltd. (45,000 shares)

  4.9 Form of Warrant to Purchase Common Stock of Cadiz Inc. (Subsequent Warrant - A) issued to OZ Master Fund, Ltd. (45,000 shares)

 4.10  Form of Warrant to Purchase Common Stock of Cadiz Inc. (Initial
       Warrant - B) issued to OZF Credit Opportunities Master Fund, Ltd. (5,000 shares)

 4.11  Form of Warrant to Purchase Common Stock of Cadiz Inc.
       (Subsequent Warrant - B) issued to OZF Credit Opportunities Master Fund, Ltd. (5,000 shares)

 4.12  Form of Warrant to Purchase Common Stock of Cadiz Inc.
       (First Warrant - A) issued to OZ Master Fund, Ltd. (135,000 shares)

 4.13  Form of Warrant to Purchase Common Stock of Cadiz Inc.
       (First Warrant - B) issued to OZF Credit Opportunities Master Fund, Ltd. (15,000 shares)

 4.14  Form of Warrant to Purchase Common Stock of Cadiz Inc.
       (Second Warrant - A) issued to OZ Master Fund, Ltd. (67,500 shares)

 4.15  Form of Warrant to Purchase Common Stock of Cadiz Inc.
       (Second Warrant - B) issued to OZF Credit Opportunities Master Fund, Ltd. (7,500 shares)

 4.16  Form of Amended and Restated Warrant to Purchase Common
       Stock of Cadiz Inc. (Initial Draw Warrant Certificate) issued to Middenbank Curacao, N.V. (200,000 shares)

 4.17  Form of Amended and Restated Warrant to Purchase Common
       Stock of Cadiz Inc. (Additional Draw Warrant Certificate) issued to Middenbank Curacao, N.V. (150,000 shares)

 4.18 Form of Registration Rights Addendum with respect to Initial Warrant - A and Subsequent Warrant - A issued to OZ Master Fund, Ltd. (each warrant for 45,000 shares) (Exhibits 4.8 and 4.9)

 4.19 Form of Registration Rights Addendum with respect to Initial Warrant - B and Subsequent Warrant - B issued to OZF Credit Opportunities Master Fund, Ltd. (each warrant for 5,000 shares) (Exhibits 4.10 and 4.11)

 4.20  Form of Registration Rights Addendum with respect to First
       Warrant - A and Second Warrant - A issued to OZ Master Fund, Ltd. (warrants for a total of 202,500 shares) (Exhibits 4.12 and 4.14)

 4.21  Form of Registration Rights Addendum with respect to First
       Warrant - B and Second Warrant - B issued to OZF Credit
       Opportunities Master Fund, Ltd. (warrants for a total of 22,500 shares) (Exhibits 4.13 and 4.15)

 4.22  Form of Amended and Restated Warrant to Purchase Common
       Stock of Cadiz Inc. (Second Warrant Certificate) issued to
       Middenbank Curacao, N.V. (75,000 shares)

 4.23  Form of Amended and Restated Warrant to Purchase Common
       Stock of Cadiz Inc. (Fourth Warrant Certificate) issued to
       Middenbank Curacao, N.V. (100,000 shares)

 4.24  Form of Amended and Restated Warrant to Purchase Common
       Stock of Cadiz Inc. (Fifth Warrant Certificate) issued to
       Middenbank Curacao, N.V. (150,000 shares)

 4.25  Form of Amended and Restated Warrant to Purchase Common
       Stock of Cadiz Inc. (Sixth Warrant Certificate) issued to
       Middenbank Curacao, N.V. (50,000 shares)

 4.26  Form of Amended and Restated Warrant to Purchase Common
       Stock of Cadiz Inc. (Seventh Warrant Certificate) issued to Middenbank Curacao, N.V. (100,000 shares)

 4.27 Indenture dated as of April 16, 1997 among Sun World as issuer, Sun World and certain subsidiaries of Sun World as guarantors, and IBJ Whitehall Bank & Trust Company as trustee, for the benefit of holders of 11-1/4% First Mortgage Notes due 2004 (including as Exhibit A to the Indenture, the form of the Global Note and the form of each Guarantee)(7)

 4.28  Form of Amendment to Indenture dated as of October 9, 1997(10)

 4.29  Form of Amendment to Indenture dated as of January 23, 1998(11)

 5.1 Form of Opinion of Miller & Holguin as to the legality of the securities being registered

 23.1  Consent of Independent Accountants

 23.2 Consent of Miller & Holguin (included in its opinion filed as Exhibit 5.1)

     (1) Previously filed as Exhibit to the Company's Report on Form 8-K dated September 13, 1996

     (2) Previously filed as Exhibit to the Company's Registration Statement of Form S-1 (Registration No. 33-75642) declared effective May 16, 1994

     (3) Previously filed as Exhibit to the Company's Report on Form 10-Q for the quarter ended September 30, 1996

     (4) Previously filed as Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996

     (5) Previously filed as Exhibit A to the Company's Proxy Statement relating to the Annual Meeting of Stockholders held on November 8, 1996

     (6) Previously filed as Exhibit to the Company's Transition Report on Form 10-K for the nine months ended December 31, 1996

     (7)  Previously filed as Exhibit to Amendment No. 1 to the
          Company's Form S-1 Registration Statement No. 333-19109

     (8) Previously filed as Exhibit to the Company's Report on Form 10-Q for the quarter ended March 31, 1997

     (9)  Previously filed as Exhibit to Sun World's Form S-4
          Registration Statement No. 333-31103

     (10) Previously filed as Exhibit to Amendment No. 2 to Sun World's Form S-4 Registration Statement No. 333-31103

     (11) Previously filed as Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997

     (12) Previously filed as Exhibit to the Company's Report on Form 10-Q for the quarter ended September 30, 1998

     (13) Previously filed as Exhibit to the Company's Report on Form 10-Q for the quarter ended June 30, 1999

     (14) Previously filed as Exhibit to the Company's Report on Form 8-K dated May 10, 1999

     (15) Previously filed as Exhibit to the Company's Report on Form 8-K dated December 28, 2000

ITEM 17.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration
		   statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
                               SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on January 16, 2001.

                              CADIZ INC.
                              Registrant

                              By:  /s/ KEITH BRACKPOOL
					-----------------------------
	                             Keith Brackpool
                                   Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE                  TITLE                   DATE
______________________   ________________________   __________________

/S/ KEITH BRACKPOOL      Chief Executive Officer    January 16, 2001
___________________            and Director
Keith Brackpool            (Principal Executive
                                 Officer)

/S/ STANLEY E. SPEER     Chief Financial Officer    January 16, 2001
____________________          and Secretary
Stanley E. Speer         (Principal Financial and
                           Accounting Officer)

/S/ DWIGHT W. MAKINS      Chairman of the Board     January 16, 2001
____________________           and Director
Dwight W. Makins


/S/ MURRAY H. HUTCHISON          Director           January 16, 2001
_______________________
Murray H. Hutchinson


/S/ MITT PARKER                  Director           January 16, 2001
___________________
Mitt Parker


/S/ TIMOTHY J. SHAHEEN           Director           January 16, 2001
______________________

Timothy J. Shaheen


/S/ ANTHONY L. COELHO            Director           January 16, 2001
_______________________
Anthony L. Coelho



                             EXHIBITS INDEX


Exhibit No.:                       Title of Document
____________        ___________________________________________________

     3.1       Certificate of Incorporation of the Company, as
		   amended(2)

     3.2       Amendment to Certificate of Incorporation dated
               November 12, 1996(3)

     3.3       Amendment to Certificate of Incorporation dated
               September 1, 1998(12)

     3.4       Amended and Restated Certificate of
               Incorporation of Sun World, Inc.(9)

     3.5       Certificate of Merger of Sun World
               International, Inc. into Sun World, Inc.(9)

     3.6       Agreement and Plan of Merger of Sun World, Inc.
               and Sun World International, Inc.(9)

     3.7       Amended and Restated Bylaws of Sun World
               International, Inc.(9)

     3.8       Bylaws of the Company, as amended (13)

     4.1       Specimen Form of Stock Certificate for the
               Company's registered stock(12)

     4.2       Certificate of Designations of 6% Convertible
               Series A Preferred Stock(1)

     4.3       Certificate of Designations of 6% Convertible
               Series B Preferred Stock(4)

     4.4       Certificate of Designations of 6% Convertible
               Series C Preferred Stock(1)

     4.5       Certificate of Designations of Series A Junior
               Participating Preferred Stock(14)

     4.6       Certificate of Designations of Series D
               Preferred Stock dated December 28, 2000(15)

     4.7       Certificate of Correction Filed to Correct the
               Certificate of Designations of Series D Preferred Stock of Cadiz Inc. dated December 28, 2000(15)

     4.8       Form of Warrant to Purchase Common Stock of
               Cadiz Inc. (Initial Warrant - A) issued to OZ Master Fund, Ltd. (45,000 shares)

     4.9       Form of Warrant to Purchase Common Stock of
               Cadiz Inc. (Subsequent Warrant - A) issued to OZ Master Fund, Ltd. (45,000 shares)

     4.10      Form of Warrant to Purchase Common Stock of
               Cadiz Inc. (Initial Warrant - B) issued to OZF Credit Opportunities Master Fund, Ltd. (5,000 shares)

     4.11      Form of Warrant to Purchase Common Stock of
               Cadiz Inc. (Subsequent Warrant - B) issued to OZF Credit Opportunities Master Fund, Ltd. (5,000 shares)

     4.12      Form of Warrant to Purchase Common Stock of
               Cadiz Inc. (First Warrant - A) issued to OZ Master Fund, Ltd. (135,000 shares)

     4.13      Form of Warrant to Purchase Common Stock of
               Cadiz Inc. (First Warrant - B) issued to OZF Credit Opportunities Master Fund, Ltd. (15,000 shares)

     4.14      Form of Warrant to Purchase Common Stock of
               Cadiz Inc. (Second Warrant - A) issued to OZ Master Fund, Ltd. (67,500 shares)

     4.15      Form of Warrant to Purchase Common Stock of
               Cadiz Inc. (Second Warrant - B) issued to OZF Credit Opportunities Master Fund, Ltd. (7,500 shares)

     4.16      Form of Amended and Restated Warrant to
               Purchase Common Stock of Cadiz Inc. (Initial Draw Warrant Certificate) issued to Middenbank Curacao, N.V. (200,000 shares)

     4.17      Form of Amended and Restated Warrant to
               Purchase Common Stock of Cadiz Inc. (Additional Draw Warrant Certificate) issued to Middenbank Curacao, N.V. (150,000 shares)

     4.18 Form of Registration Rights Addendum with respect to Initial Warrant - A and Subsequent Warrant - A issued to OZ Master Fund, Ltd. (each warrant for 45,000 shares) (Exhibits 4.8 and 4.9)

     4.19 Form of Registration Rights Addendum with respect to Initial Warrant - B and Subsequent Warrant - B issued to OZF Credit Opportunities Master Fund, Ltd. (each warrant for 5,000 shares) (Exhibits 4.10 and 4.11)

     4.20 Form of Registration Rights Addendum with respect to First Warrant - A and Second Warrant - A issued to OZ Master Fund, Ltd. (warrants for a total of 202,500 shares) (Exhibits 4.12 and 4.14)

     4.21 Form of Registration Rights Addendum with respect to First Warrant - B and Second Warrant - B issued to OZF Credit Opportunities Master Fund, Ltd. (warrants for a total of 22,500 shares) (Exhibits 4.13 and 4.15)

     4.22      Form of Amended and Restated Warrant to
               Purchase Common Stock of Cadiz Inc. (Second Warrant Certificate) issued to Middenbank Curacao, N.V. (75,000 shares)

     4.23      Form of Amended and Restated Warrant to
               Purchase Common Stock of Cadiz Inc. (Fourth Warrant Certificate) issued to Middenbank Curacao, N.V. (100,000 shares)

     4.24      Form of Amended and Restated Warrant to
               Purchase Common Stock of Cadiz Inc. (Fifth Warrant
               Certificate) issued to Middenbank Curacao, N.V. (150,000 shares)

     4.25      Form of Amended and Restated Warrant to
               Purchase Common Stock of Cadiz Inc. (Sixth Warrant
               Certificate) issued to Middenbank Curacao, N.V. (50,000 shares)

     4.26      Form of Amended and Restated Warrant to
               Purchase Common Stock of Cadiz Inc. (Seventh Warrant Certificate) issued to Middenbank Curacao, N.V. (100,000 shares)

     4.27      Indenture dated as of April 16, 1997 among Sun
               World as issuer, Sun World and certain subsidiaries of Sun World as guarantors, and IBJ Whitehall Bank & Trust Company as trustee, for the benefit of holders of 11-1/4% First Mortgage Notes due 2004 (including as Exhibit A to the Indenture, the form of the Global Note and the form of each Guarantee)(7)

     4.28 Form of Amendment to Indenture dated as of October 9, 1997(10)

     4.29 Form of Amendment to Indenture dated as of January 23, 1998(11)

     5.1 Form of Opinion of Miller & Holguin as to the legality of the securities being registered

     23.1      Consent of Independent Accountants

     23.2 Consent of Miller & Holguin (included in its opinion filed as Exhibit 5.1)

          (1) Previously filed as Exhibit to the Company's Report on Form 8-K dated September 13, 1996

          (2) Previously filed as Exhibit to the Company's Registration Statement of Form S-1 (Registration No. 33-75642) declared effective May 16, 1994

          (3) Previously filed as Exhibit to the Company's Report on Form 10-Q for the quarter ended September 30, 1996

          (4) Previously filed as Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996

          (5) Previously filed as Exhibit A to the Company's Proxy Statement relating to the Annual Meeting of Stockholders held on November 8, 1996

          (6) Previously filed as Exhibit to the Company's Transition Report on Form 10-K for the nine months ended December 31, 1996

          (7) Previously filed as Exhibit to Amendment No. 1 to the Company's Form S-1 Registration Statement No. 333-19109

          (8) Previously filed as Exhibit to the Company's Report on Form 10-Q for the quarter ended March 31, 1997

          (9) Previously filed as Exhibit to Sun World's Form S-4 Registration Statement No. 333-31103

          (10) Previously filed as Exhibit to Amendment No. 2 to Sun World's Form S-4 Registration Statement No. 333-31103

          (11) Previously filed as Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997

          (12) Previously filed as Exhibit to the Company's Report on Form 10-Q for the quarter ended September 30, 1998

          (13) Previously filed as Exhibit to the Company's Report on Form 10-Q for the quarter ended June 30, 1999

          (14) Previously filed as Exhibit to the Company's Report on Form 8-K dated May 10, 1999

          (15) Previously filed as Exhibit to the Company's Report on Form 8-K dated December 28, 2000